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                                                                    EXHIBIT 99.1


                                       FRB
                MOBILITY ELECTRONICS 2ND QUARTER CONFERENCE CALL
                               LEADER, ROSE TUCKER

                                   ID# 1636170
                                     7/22/03




                      DATE OF TRANSCRIPTION: JULY 24, 2003


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ID# 1636170                                                               PAGE 2


Operator:                           Good afternoon. My name is LaShonda and I
                                    will be your conference facilitator. At this time, I would like to welcome everyone to the Mobility Electronics conference call.
                                    All lines have been placed on mute to
                                    prevent any background noise. After the
                                    speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press
                                    "*" then the number "1" on your keypad. If you would like to withdraw your question, press "*" then the number "2" on your keypad. Thank you. Ms. Tucker, you may begin your conference.

Rose Tucker:                        Good afternoon everyone and thank you for
                                    joining us to discuss 2nd Quarter results with the management of Mobility Electronics.
                                    With us today from management are Charlie
                                    Mollo, President and Chief Executive Officer and Joan Brubacher, Executive Vice President and Chief Financial Officer. Management will provide a brief summary of the quarter and open up the call for questions. During the course of the conference call, management may make forward looking statements as defined by the Private Securities Litigation
                                    Reform Act of 1995 which involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward looking statements are economics, competitive, and technological factors affecting the company's operations, market, products, services, and prices as well as other factors detailed in the Company's filings with the Securities and Exchange Commission.
                                    At this time, I would like to turn this call over to Charlie Mollo.

Charlie Mollo:                      Thank you, Rose. Good afternoon ladies and
                                    gentlemen and welcome to Mobility
                                    Electronics Q2 '03 Investor Conference Call.
                                    Thank you for taking the time to join us.
                                    Our call today will be divided into four parts: an overview of the quarter, financial results, a detailed review of each business area and a summary and outlook. Before I get into the overview, I want to note this was another great quarter for Mobility. The success of our flagship Juice product has been even better than expected and this new technology continues to represent a generational change in the way computer power adapters are both viewed and used.
                                    Combined with closing two powerful
                                    distribution arrangements and solid
                                    performance in our other product areas, this has led to record revenues and continuing financial improvement setting the stage for sustained growth in the latter part of 2003 and 2004. I'll provide more detail on each of these important items throughout today's call.

                                    I'll begin now with the overview. Important highlights include the following: Number one, financial performance continues to

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ID# 1636170                                                               PAGE 3

                                    improve. Most notably, sales grew to
                                    $13.1 million exceeding the top end of our guidance for the quarter and representing 96% year over year growth and 10% sequential quarterly growth. This follows 39% and 16% sequential quarterly growth in Q4 '02 and Q1 '03 respectively and it represents our fourth consecutive quarter of sequential growth. In addition, we had higher margins generated from new products like Juice, an increased sales volume and growth margins increased slightly to 35.3% continuing the substantial improvement over 2002 margins which were in the low 20%.

                                    Number two, we were proud we shipped over 80,000 Juice units in Q2 to a broad range of customers up from 30,000 units in Q1 '03, driving the sequential quarterly growth of over 35% in our power adapter areas for the third quarter in a row. We now have a current backlog in excess of 250,000 Juice units.

                                    Number three, we closed major strategic
                                    distribution relationships, one with
                                    Kensington and one with Fellows. These are major strategic milestones for our company. These powerful worldwide distribution partners represent tens of thousands of retail locations as well as many other channels providing a substantial opportunity to drive continued growth in our power product area.

                                    Number four, as planned, by the end of Q2 we had Juice in about 5,000 retail locations including 3,500 United States Radio Shack stores where early sales results have been excellent. We also received a commitment to add Juice to an additional 800 Radio Shack stores in North America, including Canada, which will launch in Q3 '03.

                                    Number five, we ramped up production of
                                    IBM's new combination AC/DC power adapter which began shipping early in Q2 '03 and is now available on the IBM WebSite and through all of IBM's distribution channels.

                                    Number six, we achieved 78% year over year growth and about 23% sequential quarterly growth in our handheld product category driven by sales of our connectivity cradles and handheld software products.

                                    Number seven, we won the distinguished Palm
                                    Source Power Up Award for the best
                                    enterprise solution of the year with our Mobile File software product.

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ID# 1636170                                                               PAGE 4

                                    Number eight, we closed several partnerships to bundle QuickOffice software with SmartPhone OEMs such as Handspring, Samsung, Syncrologic, and others whose names we cannot yet disclose.

                                    Number nine, since restructuring our
                                    expansion and docking product line in Q3 '02 we achieved a positive contribution margin for the third quarter in a row.

                                    Finally, number ten, we settled our patent dispute with Comarco in a very positive manner eliminating ongoing legal expenses and strengthening the barriers to entry in our power adapter market. I am now going to pass the baton over to Joan who is going to provide a little more detail summary of our financial results.

Joan Brubacher:                     Thank you, Charlie. As Charlie noted, our
                                    second-quarter revenue was $13.1 million compared to $12 million in the previous quarter and $6.7 million in the same quarter of last year. The change in revenue from Q1
                                    2003 to Q2 2003 represents an increase of 10% and exceeds the top end of the revenue range we forecasted in our last earnings conference call. Charlie will provide more color on the various components of quarterly revenue in his review of the different product lines in just a few minutes.

                                    Gross margin for the quarter was 35.3% which represents a small increase over Q1's gross margin of 35%. The increase is due primarily to higher volumes in the second quarter as well as to continued sales of higher margin products such as Juice. We expect to see margins continue at about the same rate in the third quarter.

                                    Operating expenses in the fourth quarter were $6 million or approximately 46% of revenue. Operating expenses for the quarter included approximately $700,000 of expenses that we do not expect to recur in the third quarter of 2003. The bulk of that amount is legal fees related to our patent litigation with Comarco which as Charlie noted, has been settled. As a result, we expect third-quarter operating expenses to decrease to a level that is at or near our first-quarter operating expense level of $5.3 million.

                                    Net loss attributable to common stockholders for the second quarter was $1.4 million as compared to a net loss attributable to common stockholders of $1.5 million in the first quarter of the year and a net loss of $3 million in the second quarter of 2002. Net loss per share was 7 cents for the second quarter, compared to net loss

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ID# 1636170                                                               PAGE 5


                                    per share in Q1 also of 7 cents and a net loss per share of 19 cents in the second quarter of last year.

                                    Turning now to the balance sheet, our net working capital increased to approximately $6.6 million at the end of the second quarter from approximately $5.9 million at the end of Q1 2003. Net accounts receivable increased to approximately $12.5 million as of June 30, 2003. Which represents approximately 85 days sales outstanding. However, this increase DSOs is largely due to the timing of certain customer shipments relative to their payment terms which resulted in heavy collections and accounts receivable shortly after quarter end. As a result, days sales outstanding has been reduced to 69 days as of July 18th, 2003 or last Friday, which represents a small increase over DSOs of 65 days at the end of Q1. This increase is due primarily to heavy sales in the distribution channel which customers are typically slower paying. However, as our sales to Kensington, Fellows, Radio Shack and our OEM customers become a more significant portion of our power product revenues in particular, in the third fourth quarters, I expect day sales outstanding to decrease to a level in the low 60 days.

                                    Inventories increased to approximately $6.5 million at the end of Q2 from a balance of $5.1 million at the end of Q1 of 2003. Due to the rapid increase in demand for the product, inventory levels of Juice were extremely low at the end of the first quarter. The increase during the second quarter is primarily the result of increasing Juice inventory levels at both our channel fulfillment center and the fulfillment hubs of certain OEM customers in order to meet the rapidly increasing demand for the product in the upcoming quarter. Inventory turns as of the end of the quarter were approximately 5.3, however, we expect to see improvement in that number over the next few quarters with sales to Kensington and Fellows coming online as both of those agreements have shipping terms of FOB Hong Kong.

                                    As expected, we began utilizing our line of credit in the second quarter to support our working capital requirements. As of the end of the quarter, our cash balance was approximately $800,000 and we had drawn down $2.2 million on our line of credit. We continue to have availability under our borrowing base calculation and believe that our line of credit will support our working capital requirement through the balance of the year.

                                    As of the end of the second quarter, our balance sheet also reflects a zero long-term debt balance. This is the result of two events. First, the issuance of approximately 507,000 shares of common

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ID# 1636170                                                               PAGE 6

                                    stock to satisfy certain portions of the Portsmith Earn Out and second, in accordance with the terms of the related agreement, the election by the holder of a convertible debt instrument to convert it to common stock at a rate of $3 per share. The conversion will result in the issuance of approximately 300,000 shares of common stock. With regard to stockholders' equity, in addition to the issuance of common shares to satisfy the long-term debt obligations just discussed, we also issued approximately 416,000 shares of common stock to our outside legal counsel, Jackson Walker, in lieu of cash payment of legal fees. As we were incurring hefty legal fees in Q2 related to our patent litigation with Comarco, we felt this transaction was prudent to assist us in conserving our cash. An added benefit was that it improved our tangible net worth and therefore gives us extra cushion with regard to this particular covenant of our bank line of credit.

                                    A final note with regard to the balance
                                    sheet relates to future income tax exposure as we become profitable. Although it is not currently reflected as an asset on our balance sheet, we have approximately $90 million in net operating loss carryforward that can be used to offset future taxable income. As a result, we anticipate that it will be sometime before we will be required to pay federal income taxes which allow us to retain cash generated from profits to continue to invest in our growing business. On that note, I'll turn it back to Charlie for some additional comments.

Charlie Mollo:                      Thank you, Joan. I am now going to provide
                                    an update for each of our three key product areas.

                                    Power: Our Q2 '03 power product sales grew to about $6.1 million or about 47% of our overall company sales. This represented nearly 450% growth year over year growth and about 18% sequential quarterly growth. Within our power area, power adapter sales increased by 35% on a sequential quarterly basis while battery sales decreased due to some issues with a change in suppliers. We continue to receive an excellent response to our new flagship Juice product, the first combination AC/DC unit that allows you to simultaneously power your notebook and handheld device or cell phone in the home, office, car, or airplane. We also continue to receive positive media coverage from literally dozens of publications, including major newspapers, TV networks, and magazines, most recently Newsweek, increasing further consumer awareness reviews. Initial Juice sales results continue to be excellent, resulting in shipments of over 80,000 unit in Q2 spread across all of our distribution channels and resulting in multiple reorders for many key accounts. As importantly, as anticipated,


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ID# 1636170                                                               PAGE 7

                                    we're steadily expanding an already strong network of resellers, retail, and direct partners and customers in the United States, Canada, and Europe. For example, in Q1, we were in nine chains and about 350 retail stores in the United States and Canada. This grew to about 20 chains and about 5000 stores by the end of Q2, including Dixon, PC World, Staples, and Tenac in Europe, Radio Shack, Microcenter, Altitude, Wayport, Prize and Brookstone in the United States and Future Shop and Business Depot in Canada. With the addition of Kensington and Fellows, this retail presence should grow substantially in Q4 and in 2004. We are also particularly pleased with the plans that Radio Shack has put in place to promote Juice. They will be prominently displaying Juice in approximately 45 million printed circulars that will be sent out at the end of July and again at the end of August. In addition, their CEO, Leonard Roberts, mentioned Juice as one of Radio Shack's top initiatives for driving revenue growth on their second-quarter earnings conference call this morning in which they reported very positive trends in their business. We are also continuing to make good progress at the corporate level where we are winning major accounts such as The Boston Consulting Group which purchased a large number of Juice units during the quarter. As noted above, to date we have over 250,000 units of Juice on order or committed for Q3 and beyond with at least 100,000 units scheduled to be released in 2003. It is important to note that both Kensington and the Fellows relationships represent very powerful and formidable distribution capability.
                                    Kensington is the technology division of Fortune Brand, a well-known multibillion dollar company with such brands as Titalist, Daytimer, Acco and Jim Bean, and has a well-established computer product offering in worldwide distribution network. Similarly, Fellows is a substantial well-known and established provider of a broad range of electronic products with a well-established worldwide distribution network. Together, these partners have their products in literally tens of thousands of retail locations, including Best Buy, Circuit City, Sam's Club, Wal Mart, Office Depot, Staples, and the like. We expect full launches with Kensington in Q3 in the United States and in Q4 in Europe. In fact, Kensington has already secured numerous customers for their customized version of our combination AC/DC power adapter and is off and running. We expect Fellows to launch their customized version of a combination AC/DC power adapter in Q4. We will support both of these partners with a full line of highly competitive and differentiated products and both parties have signed a three-year arrangement with Mobility for this phase.

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ID# 1636170                                                               PAGE 8

                                    With respect to major OEM power product
                                    activity, we continue to make significant progress with both computer manufacturers and other OEM prospects. We are now shipping varied powered products through six quality OEMs, including IBM and Apple and have closed additional major OEM deals which will be announced when we received approval to discuss them publicly. We will continue discussions with almost all major computer OEMs as well as certain other OEM parties. Stay tuned for additional press releases as new programs progress and these customers allow us to announce their new programs. These programs will also lead to sustained revenue growth in the latter part of 2003 and in 2004.

                                    From an overall perspective, Juice is
                                    already displaying that it has an excellent potential to be sold with a large percentage of the over 30 million portable computers that are sold each year. We continue to work with our manufacturing partners to drive down costs and develop new derivative products that leverage our technology, expanding our market potential and insuring we can maintain a position of leadership in this emerging new product category. This product family has positioned Mobility with a first mover advantage leading a major generational change in the way computer power adapters are used.

                                    We also are very encouraged by trends we are seeing in the marketplace. A recent survey issued by the market research firm MPV Group indicated that sales of notebook computers surpassed sales of desktop computers for the first time ever in May of this year in certain channels. They attributed to shift in an increasing desire for mobility on the part of the computer user. Our product offerings are perfectly positioned to capitalize on this trend and with our growing worldwide distribution network, we continue to believe our Power product category will add significantly to our revenue base and profitability throughout 2003 and 2004.

                                    I am now going to turn to our handheld
                                    business. Our Q2 '03 handheld hardware and software product sales grew to over $4 million or just over 30% of our overall company sales. This represented approximately 78% year over year growth and about 23% sequential quarterly growth. This included substantial sales to Symbol Technologies and Envision, a company that provides complementary cradles for Symbol customers. Also sales of modem cradles to enterprise uses such as Navartus and sales of our software product.

                                    In the last few quarters, our historical intelligent cradle business has been augmented with sales from two additional key product

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ID# 1636170                                                               PAGE 9

                                    areas. Software products, where in Q2 we launched our QuickWord product for Symbian which enables users to create, view, edit, and print Word documents on their hand-held device and which is a follow-on to our presentation software product for Symbian, the Major Smart Phone Operating System. And B, our pitch product family which is now shipping with a Microsoft operating system device compatibility and Blue Tooth for certain SmartPhones and handheld devices. This allows users to make high-quality presentations with most SmartPhone or PDA devices from a video projector or video monitor without requiring a notebook. We continue to believe there is also a significant growth opportunity for our products and technology related to the new combination phone/PDA devices or SmartPhones which are being introduced by major phone manufacturers. We have now closed deals to bundle our software on a trial or permanent basis with many new SmartPhone manufacturers including Kiacesara, AlphaSmart, Handspring, Syncrologic, Samsung and several other notable companies that we cannot announce this time. As these devices grow in popularity, so will the need for our hand-held solutions. We view this product area as more of a long-term opportunity, but believe it potentially represents significant incremental growth for our company in 2004 and 2005. The net effect of all of the above is that we expect continued revenue growth in this area in the latter part of 2003 and in 2004.

                                    Expansion and docking: while sales were down somewhat in Q2 as certain major OEM customers that play significant orders in Q1 did not place repeat orders in Q2, we remain very pleased with our continuing accomplishments in the expansion and docking areas. This includes achieving the following. No. 1, positive contribution margin from this area for the third quarter in a row. No. 2, launch of our new 64/66 switch fabric product which has been very well received and opens up substantial new market opportunities for us. No. 3, progress with a number of COEM opportunities in the service storage space where our chassis allow for significant server expansion and No. 4,continued progress with a number of significant opportunities in the government and military area. As a result, we are now solidly profitable on a contribution margin basis in this product area and have the potential to take advantage of our unique leading-edge technology. Looking forward, we expect to achieve steady profitable growth in this product category throughout 2003 and 2004.

                                    Summary and outlook: for the reasons cited above, we expect each of our major product areas to continue to grow nicely both for the remainder of 2003 and for 2004. More specifically, we expect


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ID# 1636170                                                              PAGE 10

                                    70% year over year growth in 2003 with Q3 revenues of approximately $14 million followed by Q4 revenues of approximately $15 million. With the forecasted increase in revenues in Q3, the anticipated reduction in operating expenses and continued growth margins of about 35%, we are targeting positive EBITDA in Q3 followed by P&L profitability, or GAAP net income in Q4. We remain comfortable with our financial resources at this point and expect that we will continue to utilize a modest level of our $10 million line of credit for working capital purposes throughout the remainder of the year. Based on our current visibility and our new partnerships with Radio Shack, Kensington and Fellows, we are also confirming our guidance of at least 50% revenue growth in 2004. This will be driven by continued momentum in each of our current base product areas, the continued success of Juice with OEMs, major strategic partners, retail outlets and other channels, continued growth in our traditional and emerging handheld product line and a successful introduction of a wide variety of additional innovative products. With continued margin expansion due to increased volumes, operating expense stabilization and favorable new product margins, we will have excellent financial leverage as sales increase. Naturally, we will continue to provide more specific guidance as we gain additional visibility. At this time, I'm open for questions and would ask the operator to please proceed with the Q&A session.

Operator:                           Thank you, sir. At this time, I would like
                                    to remind everyone if you would like to ask a question please press "*" then the number
                                    "1" on a telephone keypad. And we will pause for just a moment to compile the Q&A roster.

                                    Your first question comes Serene Quadry with Pilot Advisors.

Serene Quadry:                      Hi. Congratulations, that was a great
                                    quarter.

Charlie Mollo, Joan Brubacher:      Thank you, Serene, we appreciate it.

Serene Quadry                       Everything is so impressive that is going on
                                    in the company and I guess with all of this information, I'm just sitting here trying to put it together and understand what it could really mean for '04 and you seem really well positioned going into '04 now that both of the big distribution deals will be signed.
                                    If you could just run through, and not so much what you think the product sales and sale through will be for next year because I know you can't predict that or guess that, but just hypothetically, if you just got penetrated in half these

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ID# 1636170                                                              PAGE 11

                                    doors and sold it at the price or selling it today, what that could mean for earnings?

Charlie Mollo:                      Let me take a shot at answering that,
                                    Serene, and then we'll see if Joan wants to pile on to my answer. I think the opportunity for the Juice product in particular, which I think is the heart of your question in the short-term, is to really take as big a share as we can of the current aftermarket for power adapters. As I think you may know, there are about 35 million computers sold annually and we think about 19 million are sold with an additional aftermarket adapter. With the distribution we now have, and you are correct, I believe we're extremely well-positioned, we are going for as big a share of that 19 million units as we can get. Now, if you look at the guidance we're giving, we're trying to give guidance for next year that we believe we have good visibility to and that is very much comfortable so that we can not disappoint anyone. There is obviously a small penetration rate that is being assumed to get the kind of numbers we're giving so we have lots of upside in that our current average pricing is probably in the $50-60 range to the company for Juice. There's lots and lots of upside potential, we're not prepared yet to say that we're going to go get some enormous share of that, but we're the only ones shipping today and we're certainly going to try and make ourselves do a tremendous amount there. I think Joan can comment as we get to different levels of sales, what the net income kinds of numbers are, and anything else you want to add.

Joan Brubacher:                     Well, I think rather than speak specifically
                                    to those bottom lines, Serene, I think that if you look at our model right now, we are running just over 35% gross margin. You can calculate the numbers. We did $31.3 million last year, so 70% growth this year targets of $54 million annual revenue level, 50%
                                    growth next year would put us just over $80
                                    million. We'd be in a little over a $20
                                    million average quarterly run rate.

Serene Quandry:                     Which yields you about roughly 10 cents a
                                    quarter at that revenue run rate?

Joan Brubacher:                     You're calculating quicker than I can,
                                    Serene. I'm just sort of running the
                                    numbers. Again, we are running at about 35 points margin, we'd like to hope that as volumes increase, that that would continue to move upward a bit. We feel like our operating expenses, you know, we did have an uptake in operating expenses this quarter which we had forecasted, again largely due to the litigation experience we've just been through with Comarco, but given that that goes away in subsequent quarters, we feel like our

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ID# 1636170                                                              PAGE 12

                                    operating expense level now is in the low fives and quite frankly, the nature of the distribution agreements we've entered into don't really require us to expand our spending to any great degree in order to support those accelerated levels of revenue.

Serene Quandry:                     Even with the Fellows distribution
                                    agreement?

Joan Brubacher:                     Absolutely.

Serene Quandry:                     It's a very high fixed cost model you have
                                    in reality.

Joan Brubacher:                     I think you can probably crunch the numbers
                                    yourself and see that it's a very highly leveragable model. At an $80 million plus revenue run rate, we should take some nice numbers to the bottom line.

Serene Quandry:                     Are there other distribution opportunities
                                    still or do you feel comfortable that you are where you want to be?

Charlie Mollo:                      In terms of our broad-based distribution,
                                    Serene, we are where we want. We have two key partnerships in the broad worldwide channel. Fellows and Kensington. We are very happy. They're the two best partners anyone could ever dream for. And while we have both of them out there, we certainly don't want to confuse that by adding more. That doesn't mean there isn't a lot of other niche opportunities for our company that are sizable and will continue to expand our relationship with Radio Shack, we are very pleased with their excitement about what we're doing and there's other areas like that that are not the same competitive environment as the Fellows and Kensington.
                                    We will be doing more things, but not of that nature.

Serene Quandry:                     The average unit per store, how should that
                                    vary from say a Best Buy versus a Radio
                                    Shack?

Charlie Mollo:                      We are on the front end of it and I'd rather
                                    not predict exactly how that is all going to play out. I think over the next few quarters, we will get some really good data that we can begin to share.

Serene Quandry:                     Thanks a lot.  Congratulations

Charlie Mollo:                      You're very welcome, and thank you.

Operator:                           Your next question comes from Jason Sand
                                    with Philer.

Jason Sand:                         How are you guys doing?

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ID# 1636170                                                              PAGE 13

Charlie Mollo:                      Good, Jason, how are you?

Jason Sand:                         Good, thanks. Joan, just real quick, if you
                                    could do me a favor and break out op-x for me and also let me know about the 700 K in litigation expenses. Are they all in G&A?

Joan Brubacher:                     Yes. I'll answer the last question first.
                                    Yes, it is all in G&A. The 6 million breaks out about $1.8 million in sales and marketing, $1.2 million in R&D, and $3 million in G&A.

Jason Sand:                         Great. Question relating to the backlog. The
                                    quarter million units, does that include any Kensington in there?

Charlie Mollo:                      It includes some Kensington, not a huge
                                    number, but some.

Jason Sand:                         No Fellows, right?

Charlie Mollo:                      You know, there is probably a small amount
                                    of Fellows in there, but not a big number as well. It's pretty much spread around.
                                    There's a pretty good chunk of OEM in there and we don't give the break out of who customers are in there, but it is spread around. With probably a heavy emphasis on the OEM side.

Jason Sand:                         Right now, it's a nice growth from last
                                    quarter, I think it was 35,000 that you had announced.

Charlie Mollo:                      Yes, we shipped 30,000 in Q1, we had about
                                    35,000 on back order at the beginning of last quarter. We shipped 80,000 in Q2 and grew the backlog, obviously.

Jason Sand:                         So right now could you talk a little bit
                                    about order visibility and then the type of order rate per month that you're seeing?

Charlie Mollo:                      I think Jason, the visibility we have, we
                                    feel good with the guidance we gave and
                                    that's do the 14 million number. I don't think we have a specific unit number that we have given out or that we should give out on the forecast side, but the 14 million is taking advantage of, not taking advantage, but also takes into account a little bit of additional cannobilization as we roll through allows Kensington folks and continue to get completed with the historical AC/DC only products that we sold historically and that is sort of accounted there, and then as we go forward, I think will begin to see a real presence with Kensington and Fellows.

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ID# 1636170                                                              PAGE 14


Jason Sand:                         Charlie, for the last quarter, how much of
                                    the adapter business is lazy?

Charlie Mollo:                      In Q2?

Jason Sand:                         Yeah.

Charlie Mollo:                      Very little. We've gotten through most of
                                    the cannobilization. There's a little bit left, which I would guess would go away shortly.

Jason Sand:                         So, you expect Q3 to be pretty much all
                                    Juice on the adapter?

Charlie Mollo:                      On the power adapter business, it will be
                                    predominantly Juice and then we have some new products coming out based on this technology that we'll announce at the appropriate time and I also expect some of those to begin ramping towards the end of Q3.

Jason Sand:                         Ok. Battery, is that like, you know, what's
                                    the [unintelligible] adapter in batteries?

Charlie Mollo:                      Batteries has been a relatively modest
                                    business. We were actually off this quarter in batteries due to some supplier and other issues that we are addressing in the market and we had hoped would come back to the historical level. It's modest in the grand scheme, Jason.

Jason Sand:                         Over 10%, less than 10%?

Charlie Mollo:                      No, it's 100s of 1,000s of dollars, not
                                    millions.

Jason Sand:                         Ok.

Joan Brubacher:                     Jason, it was less than 10% of the total
                                    Power product revenue in Q2.

Jason Sand:                         Great. Can you, Charlie, talk a little bit
                                    about the sell through and just the, you know, some of the European stores and the U.S. stores, if there's any difference, and also how is Radio Shack doing in terms of inventory, because I know they have a habit of under stock?

Charlie Mollo:                      Well, you asked a bunch of different
                                    questions. Let me take them one at a time.
                                    Sell through has been very strong in every place that we have good visibility and the way I know that is that we are getting reorders from most of the major accounts on a regular basis now so, by the way, that includes Radio Shack who reordered at

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ID# 1636170                                                              PAGE 15

                                    the end of the quarter. They indeed are
                                    selling through at a rate faster than I
                                    believe their stores have inventory, so we are working with them to stabilize that. They have already placed a second reorder that we just got. So, I think I'm very pleased with sell through, as a matter of fact, we got several more at the end of Q1 which is why we ended up the revenue level that we did, that we hadn't anticipated so I think generally good. Radio Shack is just getting going is the real answer. They have done their first order and the two reorders without any training and without any advertising. We have just literally this past week completed training all of their people and as I noted in my remarks, they are literally going to ship out 45 million printed circulars, which is an amazing number to me at the end of July and then another 45 million at the end of August and Juice will be prominently featured in there. I couldn't be more pleased with their interest and performance and dedication here.

Jason Sand:                         So from a capacity standpoint, there's going
                                    to be a nice ramp for the Christmas season, are you going to be able to handle it?

Charlie Mollo:                      We certainly would like to think we can. We
                                    have prepared for, our partners have done a great job. If you look at it, Q2, I think reproduced about 100,000 units, we shipped
                                    80 and we brought some and so we had some inventory so we could fulfill all of these increased surprise orders. So I was very pleased that they went from 30,00 to 100,000 in Q2. Now, does that mean that we won't have challenges? Of course not. But they're first-class and doing a good job.

Jason Sand:                         Good.  Thank you.

Charlie Mollo:                      Thank you, Jason.

Operator:                           Your next question comes from Joe
                                    Blankenship with Aspen Financial.

Joe Blankenship:                    Good afternoon guys.

Charlie Mollo:                      Hey Joe, how you doing?

Joe Blankenship:                    Good, thanks. A couple of questions. And of
                                    course, a lot of them were just answered with Jason. The pricing on Fellows and Kensington. Is that comparable to an OEM deal or is it different in any manner?


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ID# 1636170                                                              PAGE 16

Charlie Mollo:                      Let me answer it generally, Joe, we
                                    obviously don't give out specific numbers on any of this, but some of the OEM guys, like the IBM's of the world are typically the most pressured price margin if you will.
                                    Kensington and Fellows and the Radio Shacks are sort of in the middle and then we achieve the highest margins on our iGo brand of products which we sell to the distribution channel and through our directs. So, they're somewhere in the middle. I can't give you any more color than that. We're targeting to blend our company to the 40% number and we are there. In terms of the Juice product category we're probably exceeding that some right now.

Joe Blankenship:                    Ok. Does the Kensington and Fellows
                                    arrangement preclude you in any way from signing other OEM computer deals?

Charlie Mollo:                      It doesn't preclude us from signing OEM
                                    computer deals, we have agreed to certain things in the market that I don't want to get into that we would allow them to be the predominant player in.

Joe Blankenship:                    Ok, can you give me what your direct sales,
                                    other than distribution and OEM was on Juice for the second quarter through iGo and indirect?

Charlie Mollo:                      Joan, do you have that number, I have a
                                    ballpark number unit, but. . . .

Joan Brubacher:                     I don't.  If you've got the number. . . .

Charlie Mollo:                      Here's what I can tell you Joe. About half
                                    of those sales of Juice, the 80,000 were iGo branded.

Joe Blankenship:                    Ok.

Joan Brubacher:                     Yeah, so if you're looking at mechanics.
                                    Were you asking about those sales to end users or were you . . . like on the web?

Joe Blankenship:                    Yeah.  Through iGo and your web sales.

Joan Brubacher:                     That continues to be a smaller portion of
                                    our overall Juice sales, Joe. I can't give you an exact number, but it's probably in the 10-15% range maybe.

Joe Blankenship:                    Ok. One other question. There seem to be a
                                    lot of unknown names on 144 filings. Is that a part of what you were using your stock for
                                    - paying legal fees and other things out there and do you have any idea how much of that stock might still be overshadowed in the market?

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ID# 1636170                                                              PAGE 17

Joan Brubacher:                     It is not related to the items that I
                                    discussed in my earlier remarks, except with regard to some of the Portsmith shareholders. Certain of those shareholders who are no longer employees of the Company have been selling some shares, and I think those are the ones you're probably seeing, Joe. I don't think there's a big number hanging out there that I would expect to see on 144. It's hard for me to tell you exactly. To be honest with you, I haven't tracked the number on the head, but that is the bulk of what you're saying.

Joe Blankenship:                    All right. Thanks very much.

Charlie Mollo:                      Thank you, Joe.

Operator:                           Your next question comes from Patrick
                                    Donahue with Northland Securities.

Patrick Donahue:                    Good afternoon. First off, thank you for
                                    taking my call, and once again,
                                    congratulations. Every time I'm on this call it's very impressive.

Charlie Mollo:                      Thank you Patrick, we appreciate that.

Patrick Donahue:                    Could you give us a feel for pitch sales in
                                    Asia? Obviously we've been hearing a lot about China once again. Could you give us some broad statements there?

Charlie Mollo:                      Yeah. Well, the honest answer is we're not
                                    doing much in Asia at this point in time to be honest with you. We would hope to do a lot there, particularly through our partnerships with Kensington and Fellows.
                                    It's a clear market opportunity for us that is on our radar, but we have not had the resources or capability to go after without these partnerships. So, pitch itself is just beginning to, you know, right now it's early in the market, because I think it will be driven a lot by the SmartPhone success and that market is really just emerging, so it hasn't been a big factor yet as a general comment.

Patrick Donahue:                    Ok. In Juice. Do you or your customers have
                                    a feel for return rates on Juice, and if so, could you share that with us or make some general comments of what you've seen thus far?

Joan Brubacher:                     Well, the return rates are affected in part,
                                    Patrick, by arrangements with some retailers who buy through distribution and are, you know, accept product back from their customers, no questions asked, and those come back to distribution, and our agreement is

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ID# 1636170                                                              PAGE 18

                                    those come back to us. Also, sales on the web. When we sell product on the web, those sales are generally made with a 30 day no-questions asked kind of return policy. So those policies are. . . some of those policies are fairly liberal. Even with those numbers mixed in, our return rates have only been running about 5%.

Charlie Mollo:                      And I think an important comment also as we
                                    go forward and a bigger share is OEM, it's
                                    Kensington, it's Fellows, it's Radio Shack.
                                    We do not have return rights with those
                                    customers, and therefore I would expect it to blend way down over time.

Joan Brubacher:                     I would agree with that.

Patrick Donahue:                    Ok. Thank you.

Charlie Mollo:                      You're very welcome.

Operator:                           Your next question comes from Robert Sussman
                                    with Bentley.

Robert Sussman:                     Hi. Congratulations on your quarter.
                                    Listening to, as I understand it, in the 3rd quarter, Kensington will come up full blast, and I presume they were relatively small in the second quarter, and Fellows comes on in the 4th quarter.

Charlie Mollo:                      That's correct.

Robert Sussman:                     Ok. Keeping that. . . I've got two questions
                                    then. Number 1, it sounds like, if that's true, and the number of retail outlets, I believe each of them reach something like
                                    20,000 retail outlets?

Charlie Mollo:                      They each have a very sizeable number, yes.

Robert Sussman:                     It would sound like the guidance that you
                                    are providing is relatively modest, assuming you would have the capacity to meet their needs in the 3rd and 4th quarter. My second question is if the Juice margins are 40% if not higher, and that's clearly the fastest growing part of the Company now, why shouldn't the overall margins of the Company be climbing sequentially if that's the case?

Charlie Mollo:                      I'll take the first one, and I'm going to
                                    let Joan answer the second one. In terms of the growth rate, keep in mind, when I indicate that our partners are going to come on line in Q3 and Q4, that doesn't mean instantly all of their retail locations are going to be up and running. They have relationships with people like Best Buy, and Circuit City and Sam's Club and WalMart. It will take a

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ID# 1636170                                                              PAGE 19

                                    number of quarters to get those
                                    relationships fully in place, to get those accounts making product and to be up and running. Second, as we migrate with these new accounts, we will actually cannibalize a little bit of the business we've been doing directly. Certain accounts will go through Kennsington, for example, which in the long term is better for us. We don't have the marketing expands and so forth, but it will actually put a little bit less on the top line, even though the bottom line would still be strong. So it's going to take some time for that to all happen. Could it end up being that we exceed the numbers? Yes, it could Robert. I just don't have that visibility yet to be able to give you that kind of a guidance. In terms of the margins, I'll let Joan comment on that issue.

Joan Brubacher:                     Certainly, Robert. Good afternoon. With
                                    regard to the margins, the Juice margins do tend to run higher than the 40 point mark, but although power products in total was about 46-47% of our total revenue in Q2, keep in mind that handheld products still is a fairly significant part of the revenue at just over 30%. Our handheld hardware business is largely OEM. Symbol is our biggest customer there, so the margins in that business are considerably lower.
                                    Actually down around the high 20s to 30
                                    points in margin. So that brings the margin down somewhat. The other item is, when we speak to those margin numbers, we are speaking to direct margin relative to the product, so that does not include fulfillment expenses such as freight and such as the fulfillment charges we incur, you know, through the distribution channels through our fulfillment partner. So, when you net all those kinds of things down in there, that's what gets us down to the 35 point range. If we maintain those margins, which we expect to do, and as Power becomes a more significant part of our business, I would expect to see gross margins start to move their way up. I'd like to kind of see how all of that plays out before I give affirmative guidance as to what those numbers might actually be, other than to say we'll continue to be in the 35 point range and should edge up somewhat as volumes increase.

Robert Sussman:                     Ok. One longer question with regard to Juice
                                    and other products that you are introducing in the area. Charlie was mentioning earlier there's 19 million after-market chargers sold each year in the marketplace. With your product [unintelligible] as it is now, and if that were to stay that way, is there any way you can't get at least 10% of that market with your Juice product?

Charlie Mollo:                      Robert, I'm going to let you make your own
                                    judgment. We're trying to - we're going out to try and get as big a share as we can,

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ID# 1636170                                                              PAGE 20

                                    and you know, why would someone buy an AC only or a DC only is the question. Between our OEM channels and our other channels we certainly hope to drive big numbers. We're giving guidance based on what we can see and touch in the near term, however, so you know, that's the bet I'd take in looking at a play in Mobility.

Robert Sussman:                     Ok. Thanks a lot and congratulations.

Charlie Mollo:                      Thank you, Robert.

Operator:                           Your next question comes from George Groth
                                    with HB [unintelligible] & Company.

George Groth:                       Yeah, hi. A couple of questions here. I
                                    don't know if you mentioned - how much was available under the revolver?

Joan Brubacher:                     I didn't speak to availability, but it just
                                    so happens that I saw the borrowing base calculations just today and the borrowing base that we've calculated as of this morning is about 5 million.

George Groth:                       Ok. Any 10% customers?

Joan Brubacher:                     You know, I actually - we generally tend to
                                    crunch that when we look at the Q, but I would expect that there will be some 10% customers. For instance, IBM, Symbol would be a 10% customer. Those are the two that would come immediately to mind.

Charlie Mollo:                      By the way, we think that will come down
                                    over time as these other accounts come on line.

George Groth:                       Ok. In terms of the expansion and docking.
                                    Like you talked a little bit about the
                                    sequential drop there, I guess in percentage of revenues?

Charlie Mollo:                      Yes.

George Groth:                       Is that viewed as one time or I guess like
                                    system repeat customers and not place
                                    orders, or ?

Charlie Mollo:                      Yeah. Actually, that area has generally been
                                    doing very well and is on a very positive uptake. In Q1 we had a major deal with Acer where we launched a docking program with them. They're going to continue with us on that, but we had the big initial order in Q1. We also had one other no-name kind of deal that we did that was fairly unusual in Q1. So, it wasn't so much that Q2 was down as it

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ID# 1636170                                                              PAGE 21

                                    was Q1 was up. Overall, it's a nice positive contribution margin, and we're working on some really interesting deals in that space.

George Groth:                       And going forward can we expect more
                                    lumpiness or is it pretty more stable there?

Charlie Mollo:                      I think it's going to be stable and up,
                                    would be the general comment. With a few possible upside bumps from time to time.

George Groth:                       In terms of the Juice. International margins
                                    versus domestic US. Are they pretty much
                                    [END OF SIDE ONE]

                                    In terms of the power product. If I do a little bit of quick math here, stripping out the Juice sales in Q1 and Q2, it looks like there's been . . . like the other segments of this division looks like I get a little bit of a drop off in sales there.

Charlie Mollo:                      Yeah, you absolutely did and it's a
                                    combination of cannibalization and the
                                    battery business being off in Q2 as I
                                    mentioned. I think the battery business will come back. The cannibalization won't.

George Groth:                       And what was sort of the combination - what
                                    is it, 50-50 battery-cannibalization?

Charlie Mollo:                      I think the primary reason you see that
                                    shift in Q2 is the battery softness, which is related to some, we think, one-time events that will get reversed as we go into the next few quarters.

George Groth:                       And would this be like 70% of that, or . . .

Charlie Mollo:                      The battery business is actually quite
                                    small. I think it was about, I don't know, $3 or 400,000 kind of number in Q1, in Q2, I'm sorry. So you, know, it's not a huge thing, but you know, a few hundred thousand dollar swing drives the overall growth rate to the level you're seeing.

George Groth:                       Ok, and in Q1 it was a little higher?

Charlie Mollo:                      It was much higher in Q1, yeah. And some of
                                    that's just balancing and some of that is a supplier change we did and some impacts related to that and some intelligence related to that.

George Groth:                       Ok. So that. . . that's pretty much is one
                                    time there?

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ID# 1636170                                                              PAGE 22

Charlie Mollo:                      It certainly isn't going to go down further
                                    from here. We think it will close - we think we'll be able to recover and actually grow that as we go forward, yes.

George Groth:                       Ok. And I guess to tap this off, I mean
                                    pricing - there's been no change between Q1 and Q2?

Charlie Mollo:                      In terms of like Juice pricing you're
                                    referring to?

George Groth:                       Yeah.

Charlie Mollo:                      Yeah. Oh, yeah. The pricing on Juice has
                                    held absolutely fine. We're not seeing any material fracture. There's nothing else out there right now, so I expect that will continue for the foreseeable future.

George Groth:                       Ok. And. Ok. That's it there.

Charlie Mollo:                      Thank you, very much.

George Groth:                       Thank you, very much.

Operator:                           Your next question comes from Josh Goldberg
                                    with Artsley Partners.

Josh Goldberg:                      Hey guys, great quarter.


Charlie Mollo:                      Thank you, very much.

Josh Goldberg:                      Just a couple of quick questions here.
                                    Number one, just so I understand. Your
                                    margins on the Juice product sound like a little bit over 40%. What was the margin on the products that are being cannibalized from the Juice product?

Joan Brubacher:                     Considerably lower.

Josh Goldberg:                      So, kind of the 20% range or so?

Joan Brubacher:                     They varied, but probably closer to the 30
                                    point range. It kind of varied from product to product, but I would average it all out around 30%.

Josh Goldberg:                      Gotcha. That's great. And just so I
                                    understand as well. It sounds like your
                                    battery product seems to be getting a little bit better here in the 3rd quarter, handhelds will be up, expansion looks like its not

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ID# 1636170                                                              PAGE 23

                                    going lower. Why, you know, my guess is that Juice will also probably be up in Q3. It just seems like based on your orders that you now, that a million increase in sequential revenue growth seems a little bit conservative.

Charlie Mollo:                      Yeah, again, you know I think it may seem
                                    that way, and it may end up proving to be that way, but right now with the visibility we have, with some of the orders we got at the end of Q2, reorder rates, some of the ships to Kennsington and Fellows, we're trying to give you numbers you can count on, and I think if you look at the last few quarters we've been right around the top end of what we've told you, but we've been consistent with the visibility that we've had. I think at some point we'll see a break out in what we're doing as Kennsington and Fellows really get all the way up on line.
                                    Until I have that history and until Radio
                                    Shack runs its ads and I really see those new run rates, we're not going to give you optimistic guidance, so you can judge what
                                    I'm telling you however you'd like, but I think you should fee1 good if we do our 14, if we blow it out, you know, we'll be happy.

Josh Goldberg:                      Gotcha. So I understand you . . .

Charlie Mollo:                      But don't get mad at me if we do our 14.

Josh Goldberg:                      No, no no. The other power products that
                                    were down in Q2, my guess probably down a million dollars in revenue. Where does that kind of stabilize? I mean are you going to cannibalize the entire thing so it should be down so it should be down almost another million in Q3 or is that kind of stable here maybe at a million and a half?

Charlie Mollo:                      Yeah, it was down a million - that's
                                    probably too big a number, it's probably more like half a million. But the bottom line is we're through most of it. There's not much more to do.

Josh Goldberg:                      Gotcha. Ok, that's great. Just a couple of
                                    other things so I understand. Beyond the one-time item of the 700,000 on the litigation costs. You actually seem like you significantly exceeded the earnings per share number this quarter. Does that make sense? I mean by that three or four cents?
                                    You back that out since that seemed very one-time in nature?

Charlie Mollo:                      Oh. You're saying if you took the 700,000
                                    and the bottom line number? It depends on what scud rate you were applying, but we feel we're pretty close to where we thought we'd be. We probably

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                                    feel very good about where we'd be without
                                    those legal things. I don't know, Joan if you want to add anything.

Joan Brubacher:                     No, I think well, you know, you can
                                    certainly crunch the numbers if you want to back that out and see what the earnings per share would be, but we feel comfortable viewing it on a bottom line basis.

Charlie Mollo:                      I think our financial model is very
                                    predictable. If you look at all of our
                                    numbers the last few quarters, and what
                                    we're telling you, the operating expenses, if you back that out, are pretty consistent.
                                    We feel good about that. The margins have had some nice stability in it. So, I think the top line will be the only variable that drives what's on the bottom. I think you can sort of predict where we'll be based on your revenue assumptions.

Josh Goldberg:                      Gotcha, that's great. And just so I
                                    understand. Basically, you Edgared Q2 with orders of Juice of 35,000 orders and you actually ended up the quarter at 80,000 orders so your turns in the quarter were significant, so to speak.

Charlie Mollo:                      That's correct.

Josh Goldberg:                      Ok. And when I look out in Q3 I understand
                                    that you have a backlog of 250,000, but
                                    shouldn't things like Radio Shack and some other things maybe order now ahead of the Christmas season in terms of some of orderings that Q3 should be up on the Juice product versus Q2.

Charlie Mollo:                      You know, I don't know what their ordering
                                    pattern will be to be honest with you and the other variable is in this quarter they're going to put out 90,000,000 circulars. I don't know what that's going to do. I don't think they actually order for the Christmas season until we get to the end of Q3 and early Q4. So, we're just sort of predicting and looking at the visibility of where we are now and what we project that to do if it sort of stables through the quarter. If any of those things go up we'd have some upside.

Joan Brubacher:                     And also be sure to keep in mind that that
                                    $250,000 includes orders on the books for product that is scheduled to ship after Q4, so in 2004. Again, about 100,000 of the 250 is actually scheduled to ship in Q3 and Q4.

Josh Goldberg:                      Ok. You know, looking at Q2, for example,
                                    may be an indication. You almost did two times as much as you first thought - almost

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                                    three times. So even though you might think
                                    you're doing 100,000 in the next two
                                    quarters it might end up being more like
                                    300,000.

Joan Brubacher:                     I like your optimism.

Charlie Mollo:                      We hope you're right. I think the only
                                    comment I would make is you know, we've
                                    sort of closed the big deals that helped drive some of that in the last quarter or two so I'm not sure how it's going to play out. Again, what we're giving you is the guidance based on the visibility we have.

Josh Goldberg:                      And I'm assuming. Just one last question on
                                    the Juice side is that you're just assuming increased number of stores say at Radio
                                    Shack versus kind of an increased number of orders within each store. You know, I've gone to a few stores and from what I get a sense of is that they basically, Radio Shack has discontinued all other chargers and are just focusing now on the Juice product. And my guess is that's probably going to increase the number of chargers in each store as well.

Charlie Mollo:                      You know, we're working with them to
                                    maximize the opportunity. I'm not sure I should speculate on how that will play out, but I think we've got a great opportunity, I agree.

Josh Goldberg:                      Great. Guys, thanks so much. Have a great
                                    quarter and we'll talk to you soon.

Charlie Mollo:                      Thanks, very much.

Operator:                           Your next question comes from Diane Hucolla
                                    with Hucolla Capital.

Diane Hucolla:                      Hi!

Charlie Mollo:                      Hi Diane, how are you doing?

Diane Hucolla:                      Great! How are you? Just a couple of things.
                                    Could you go over again the Radio Shack and when you got that fully ramped in the third quarter, and then secondly, what do you have so far, or what's your ramp expectation on what you have so far for your numbers this year from Kensington and Fellows for the '03?

Charlie Mollo:                      Yes, here's sort of the two answers. Radio
                                    Shack we launched in Q2, it wasn't until really the very end of the quarter that they actually had product in all of the 3,500 stores that they ramped in, so...

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Diane Hucolla:                      Is that 2 weeks or 4 weeks, or...

Charlie Mollo:                      You know, I think it's over the...they sort
                                    of received our product in the mid part of the quarter and rolled it out over the 6-week period to the entire group, so, you know we got some early good results from the top 8 stores that they initially went into, I think it's going to take another quarter before we have good steady, predictable kinds of run rates to be candid with you, and I think with the new mailings and all, you know, somewhere by the next conference call we should have some good history to report on. In terms of the Kensington folks, they are very aggressively in the market.
                                    They are great guys and they're making
                                    really good progress, had a lot of people signed up already. There's not a lot in our numbers yet for them; there's a little bit but not a lot.

Diane Hucolla:                      And what about Fellows?

Charlie Mollo:                      Fellows is just getting going. We're doing a
                                    unique version of our product for them and they will be launching in Q4 so I don't want to say too much about their plans but it's really a Q4 launch.

Diane Hucolla:                      And is the Fellows deal very similar to the
                                    Kensington deal as far as expenses, etc.?

Charlie Mollo:                      In terms of the financial structure, yes. I
                                    mean, they obviously will each, we have
                                    tweeks that I won't talk about, but in terms of the financial structure, they're FOB Hong
                                    Kong deals with statement terms and no
                                    return.

Diane Hucolla:                      OK.  Thanks a lot guys.

Charlie Mollo:                      You're very welcome Diane.

Operator:                           Your next question comes from Ian Wyatt with
                                    Growth Report.

Ian Wyatt:                          Congratulations on a good quarter, guys.

Charlie Mollo:                      Thank you, we appreciate it.

Ian Wyatt:                          Just one quick question. I show at the end
                                    of the quarter you had 21 million shares outstanding; are you guys planning on any financing activities in the coming quarters or can we assume that that's going to remain the number of shares outstanding for our financial modeling?

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Charlie Mollo:                      Yeah, I think, 2 comments. First of all, the
                                    actual, that's the weighted average, I think the actual outstanding is a little higher than that, you probably ought to use around 23 million. You know, we're looking at all our financing options, the bank line is adequate until the end of the year, we're looking at different options that we may or may not choose to do and, you know, until we do them I don't know what to tell you to be honest.

Ian Wyatt:                          OK. But no financing activities on the
                                    horizon right now...

Charlie Mollo:                      There's nothing we're able to announce
                                    tomorrow morning, now, whether that changes over the next period of time or not, I honestly won't predict for you yet.

Ian Wyatt:                          OK, great. Thanks so much and
                                    congratulations.

Charlie Mollo:                      Thank you very much.

Operator:                           We have reached the allotted time for
                                    questions. I would now like to turn the call back over to management.

Charlie Mollo:                      Well thank you very much and I want to thank
                                    everybody for taking the time today and for the work out on the questions. We really appreciate the interest and we'll keep you as informed as we can as things continue to unfold for us. Have a great afternoon.

Joan Brubacher:                     Thanks everyone.

Operator:                           Thank you for participating in today's
                                    Mobility electronics conference call. You may now disconnect.


                                    [END CONFERENCE CALL]